U.S. Physical Therapy
Fourth Quarter and Year Ended December 31, 2023 Conference Call
February 29, 2024

Operator:
Good day and thank you for standing by. Welcome to the U.S. Physical Therapy 4th Quarter 2023 and Full Year Earnings Conference call. At this time, all participants are in a listen-only mode. After the speaker's presentation, there will be a question-and-answer session. In order to ask a question during the session, please press the star (*) key followed by the number one (1) on your telephone. Please be advised that today's conference is being recorded. If you require any further assistance, please press star (*) then zero (0). I'd now like to turn the call over to Chris Reading, President and CEO. Please go ahead, sir.

Chris Reading:
Thanks, Shelby. Good morning and welcome everyone to U.S. Physical Therapy's earnings call this morning. With me on the call today include Carey Hendrickson, our CFO; Eric Williams, our Chief Operating Officer; Rick Binstein, our Senior Vice President, General Counsel; and Jake Martinez, our Senior Vice President of Finance and Accounting. Graham Reeve, happens to be on a plane this morning, and won't be joining us. Before we begin with some prepared remarks, I'll ask Jake to cover a brief disclosure statement. Jake, if you would, please.

Jake Martinez:
Thank you, Chris. This presentation contains forward-looking statements which involve certain risks and uncertainties. These forward-looking statements are based on the company's current views and assumptions. The company's actual results may vary materially from those anticipated. Please see the company's filings with the Securities and Exchange Commission for more information.

Chris Reading:
Thanks, Jake. I'm going to go ahead and start this morning with particular thanks to our clinical teams, led by our capable partners around the country, for their efforts in delivering exceptional care, returning a record number of patients to the things that they enjoy the most and to our prevention partners, for weathering what we expected to be a more challenging year in ’23, with great continued success in keeping thousands of workers and companies that we serve healthy and injury-free. They finished the year in really strong fashion with 9.7% revenue growth in our final quarter, and a 330-basis point improvement in margin in what has been a seasonally slower quarter for this subset of our business, all of which sets the table for a good growth year ahead in 2024.

The past year was one of persistently high demand for our physical therapy services. Each quarter in 2023 produced a record for volume across our growing networks of clinics, finishing the year for the first time in our history at 30 visits per clinic per day. Visits grew to more than 5 million for the year, up 11.6% in 2023. Demand remained strong throughout the year. Helping to meet this demand, our clinical teams did an exemplary job caring for our patients, which in turn creates additional demand from happy customers, who were further colleagues, friends, and neighbors to us. Despite a rather tight labor market, we were able to attract and hire therapists to enable us to achieve these record volumes. Our team, led by our locally strong partners around the country, helped to limit turnover at a time when demand has remained at record levels, and our clinical cost efficiency improved in 2023, despite significant inflationary pressures.

I'm particularly proud of our ops team and their efforts to keep these many factors and forces in balance throughout the year, all while juggling numerous initiatives, including opening or tucking in 35 clinics, and working to integrate additional groups via acquisitions in both PT as well as injury prevention. Additionally, we worked to overcome the Medicare cuts, which made our lives more difficult these past few years, despite physical therapy saving the system significant cost when compared to more expensive, invasive, and often unnecessary musculoskeletal procedures. Our team renegotiated a significant number of payor contracts in 2023, which is bearing fruit for us in and across our commercial contract base. We have a good work plan for 2024 to carry on that work and to impact rates further.

Finally, you saw in the release that we announced a small dividend increase for the start of this year, with the majority of our attention focused on deploying capital through carefully vetted acquisitions in the quarter and in the year to come. The partners we added in 2023 are ahead of plan and doing terrific, including the Industrial Injury Prevention Partnership that brought us our first software product, which is getting strong reviews, and we expect a great overall year in injury prevention. On the PT side of things, we are busy at varying stages of diligence and completion, several opportunities that we've included in the guidance we provided in our release. While the environment isn't easy by any stretch, we have a fantastic team whom I love and respect, and I can assure you, everyone is working very hard to produce a good year ahead.

We have a lot of details to cover. Carey always does a great job with that, so I'm going to turn it over to him to dive in before we open it up for questions.

Carey Hendrickson:
Great. Thank you, Chris, and good morning, everyone. Despite challenges as we entered 2023, including the 2% Medicare rate reduction that we've talked about in a tight labor environment, our team produced strong results in 2023.

As Chris noted, we recorded the highest patient volumes in the company's history in 2023, at 30 patients per clinic per day. Our physical therapy revenues increased more than $50 million in 2024, which was a 10% increase, 10.6% increase over the prior year. Our physical therapy operating costs decreased by $0.55 per visit for the full year. Our industrial engine prevention business strengthened as the year progressed with fourth quarter revenues up 9.7% over the prior year fourth quarter, and IIP fourth quarter operating income up almost 30% over the prior year.

We achieved year-over-year growth in both adjusted EBITDA and operating results. We added 46 clinics via acquisitions and de novos in ’23, 31 on a net basis after closures, and we added to our IIP business as well.

Further, we strengthened our capital structure with a secondary offering in May 2023, which was done on an accretive basis, providing us with cash to deploy in growth opportunities. So, despite the challenges as we began the year, our team produced some very good results, and there was a lot of good work done in 2023 that positions us well as we go forward.

We reported adjusted EBITDA for the fourth quarter of $19 million, an increase of $1.1 million over the $17.9 million we reported in the fourth quarter of the prior year. Our operating results were $0.59 per share in the fourth quarter of 2023, which is an increase over the $0.58 we reported in the fourth quarter of last year. Our total company revenues increased 9.6% in the fourth quarter, growing from $141.2 million in the fourth quarter of ’22 to $154.8 million in the fourth quarter of ’23. Our total company gross profit increased $2.7 million, or 9.6%, from $27.8 million in the fourth quarter of ’22 to $30.5 million in the fourth quarter of ’23.

Our average visits per clinic per day in the fourth quarter were 29.9, which is the highest volume in the company's history for a fourth quarter. October was at 29.9, November was at 30.3, and December was at 29.5. All three months were higher than the same month in the previous year.

Our net rate was $103.68 in the fourth quarter of 2023, which was a meaningful sequential increase from 102.37 that we reported in the third quarter of ’23 due to the cumulative impact of progress in our rate negotiations and some operational efforts we've been working at all year.

Our net rate was down from the 104.28 report in the fourth quarter of 2022, due to the reductions in Medicare rates, which represent about one-third of our payor mix. All other payor categories increased 2.1% on a combined basis over the prior year.

Our physical therapy revenues were $134.6 million in the fourth quarter of ’23, which was an increase of $11.8 million, or 9.6%, from the fourth quarter of ’22. The increase was driven by having 45 more clinics, on average, in the fourth quarter of ’23 than in the fourth quarter of ’22, coupled with record fourth quarter average patient visits per clinic per day, which was partially offset by the decrease in net rate.

Our physical therapy operating costs were $108.4 million, which was an increase of 10.3% over the fourth quarter of the prior year, also due to having 45 more clinics on average than in the fourth quarter of ’22.

On a per visit basis, our total operating costs were $84.09 in the fourth quarter, which is basically flat with the $84.05 that we had in the fourth quarter of ’22.

For the full year of 2023, our operating costs were $83.34 in full year ’22, and they moved down to $82.79 per visit for the full year of 2023.

Our salaries and related costs decreased to $59.72 in the fourth quarter, down from $60.04 in the fourth quarter of 2022. For the full year, salaries and related costs were down $0.33 per visit versus the previous year.

Our physical therapy margin was 19.5% in the fourth quarter of 2023. That was down slightly from the 20% we had in the fourth quarter of '22, with the change due to the decrease in our net rate versus the prior year. Even with the decline in our net rate versus last year, our PT gross profit increased 7% in the fourth quarter.

As I mentioned earlier, our IIP business saw nice growth in the fourth quarter. IIP net revenues were up $1.8 million, or 9.7%, and our expenses were up only $800,000, or 5.3%. So, that resulted in a $1 million increase in the IIP income in the fourth quarter of '23, which was an almost 30% increase over the prior year. Our IIP margin increased from 17.9% in the fourth quarter of ’22 to 21.2% in the fourth quarter of ’23.

Our balance sheet remains in an excellent position. We have $144 million of debt on our term loan with a five-year swap agreement in place that places the rate on our debt at 4.7%, and we expect it to remain at that rate going forward. As you know, that's a very favorable rate in today's market, and well below the current Fed funds rate.

In the fourth quarter of 2023 alone, the swap agreement saved us $900,000 in interest expense with cumulative savings of $3.3 million for the full year of 2023. Our interest expense was $2 million in the fourth quarter of ’23.

In addition to the term loan, we also have a $175 million revolving credit facility that had nothing drawn on it during the fourth quarter. And we have approximately $120 million of excess cash over and above what we need for working capital, ready for deployment into growth initiatives.

We also noted in the release that our board raised our quarterly dividend rate by one cent for the first quarter in 2024. At the new rate, our full year dividend paid would be $1.76 per share, which is a dividend yield of approximately 1.7% based on our recent stock price.

As we noted in our release, we expect our EBITDA for the full year 2024 to be in the range of $80 to $85 million. The 3.5% Medicare rate reduction that went into effect on January 1st results in a $6 million reduction in revenue and a $5.3 million reduction in EBITDA net of minority interest.

So, the $77.7 million EBITDA reported in ’23 becomes $72.4 million as we begin 2024 due to the Medicare rate reduction. The 2024 EBITDA range is an increase of roughly 10% to 17% from this starting point. We have tremendous confidence in our team to produce EBITDA growth in 2024.

We'll benefit in ’24 from the full year impact of rate negotiations that we completed in ’23, and then the partial year impact of negotiation work that we do during 2024. We also expect to continue to increase volumes at our existing clinics in ’24 and we'll maintain our discipline and expense control. We'll also benefit in ’24 from the full year contribution or acquisitions that we completed during 2023. In addition, we have several acquisitions that we expect to close in the near term by roughly the middle of 2024. So, we've included the expected EBITDA contribution from those acquisitions in our 2024 guidance. The acquisitions we're including are similar in size to those we've completed in the normal course between $1 and $3 million of total enterprise EBITDA, with us purchasing between 50% and 90% of those companies.

We expect our 2024 EBITDA by quarter to lay out a little differently than it did last year. As a reminder, we had no significant weather events in the first quarter of 2023, which resulted in the best first quarter volumes we've ever had by a sizeable margin. In January of this year, we did have some significant weather events, which was more in line with our historic experience. So, we'd expect our year to get off to a little slower start than it did last year, and then to gain momentum as we layer in rate increases, volume growth, and acquisitions as the year progresses against the backdrop of our normal seasonal patterns.

As a reminder, we expect our outstanding shares to be a little over 15 million shares in each quarter of 2024 and for full year 2024, which is where it has been since we issued the 1.9 million shares with our secondary offering in late May of 2023. That will impact our comparisons for our per share metrics in the first couple of quarters of 2024.

In closing, we feel very good growth in 2024, and we look forward to producing strong results for all of our stakeholders in 2024. With that, I'll turn the call back to Chris.

Chris Reading:	Thanks, Carey. Great job. Operator, let's go ahead and open it up for questions.

Operator:
At this time, if you would like to ask a question, please press the star (*) and one (1) on your touch tone phone. You may remove yourself from the queue at any time by pressing star (*) two (2). Once again, that is star (*) and one (1) to ask a question. We'll pause for a moment to allow questions to queue. And we'll take our first question from Brian Tanquilut with Jefferies. Your line is open.

Chris Reading:	Good morning, Brian.

Brian Tanquilut:
Good morning. Congrats on the strong quarter. Maybe for both Chris and Carey, as I think about the fact that you included some M&A, expected M&A contributions in the guide, just curious in terms of your visibility into the timing of the deals that you embedded in the guide, and then maybe Chris, more broadly speaking, how are you thinking about the M&A landscape this year in terms of what you're seeing in the market in terms of competition for deals, and also like the deal flow that you're seeing within your own pipeline?

Chris Reading:
Yes. In terms of the timing, I think we've tried to speak to that. I mean, one of the reasons we added it into our guidance this year is just due to the relative proximity to when we were going to do this announcement, this release. So, you know, I would say between now and because these sometimes aren't certain, between now and July, you know? It’s kind of what we're looking at for the ones that are in queue right now.

In terms of the broader landscape, we're as busy as we've ever been. Competition is changed or changing some because some folks are more sidelined than they have been for quite some time just because of leverage and the rates that some of these companies are having to carry. And so, it's a good opportunity for us.

That said, we continue to be selective and we continue to look for our kinds of partners and attributes. So, that part isn't changing. We'll continue to be disciplined. But it's a good opportunity right now, we expect to be busy this year.

Brian Tanquilut:
That was awesome. And then maybe, Carey, as I think about the gross margin side, you highlighted your success there, and it obviously is very impressive. So, just curious in terms of what you see as the remaining opportunity either to hold the gross margin line steady as you grow volumes this year, or if there are remaining opportunities to drive some margin expansion.

Carey Hendrickson:
Yes, I think it's going to depend on how much we can do on the rate side this year. We expect to do well there. I think we'll be able to at least maintain our margins where they have been, if not, grow them slightly in 2024. Yes. But it's really going to be a function of how much we can push on the net rate side. And then, to the extent we're able to keep our costs in line, either flat on a per-visit basis or slightly better than that. And if we do that, if we push both of those really well, I think we can see a little margin of improvement.

Brian Tanquilut:
Maybe Carey or for Chris, actually, as I think about the last point that Carey made on the ability to drive rate growth from commercial payors, how are you thinking about that in terms of what the discussions are, and what inning are we in terms of trying to get more rate growth across the portfolio of contracts that you have in the different markets that you're in?

Chris Reading:	Go ahead.

Carey Hendrickson:
Yes. So, we've had really good success in these discussions. I'd say they're based around outcomes and they're based around the value that physical therapy provides and the fact that it's a way to actually decrease costs of the overall patient's care. And we've been successful in those conversations. We have a team that is focused on this you know, we're working on our most - the ones that we concentrate on the most are the five largest carriers and at our top partnerships, and we're going to keep at that work during 2024.

Chris Reading:	So, what inning would you say?

Carey Hendrickson:
Inning, I would say we're probably in maybe the fifth inning or so. We've made some good progress so far in the last 18 months, I'd say. But we still have some more we can do. We still have - we definitely have work we can do. The good thing is, Brian, we've built in step increases. As we've renegotiated these contracts, we've been trying to build in one, two - I mean, three-year step increases so that we're not having to revisit all these contracts each year because we have, as you know, 1,700-plus contracts that we're always having to come back to and renegotiate. So, the three-year step increases have really helped because we get that automatically as we, as the one year lapses. So, that's been good.

Chris Reading:	And I would say that when we get to the ninth inning, we're not done, we're going to just play a new game.

Carey Hendrickson:	That’s right.

Chris Reading:
So, we're going to start over. So, this is going to be a perpetual thing, and I think over time, how we get paid maybe it changes, and maybe we have a little bit more latitude to focus on results and not count minutes like we do right now. It's just a crazy way to do it. But I think we've got continued opportunity.

Brian Tanquilut:	That's awesome. All right, congrats again. Thanks, guys.

Chris Reading:	Thank you.

Carey Hendrickson:	Bye.

Operator:	We’ll take our next question from Larry Solow with CJS Securities. Your line is open.

Chris Reading:	Good morning, Larry.

Larry Solow:
Hey, guys. Thanks. Guys, good morning, good morning as well to you. Continuing on that line of question, just on the commercial side, you mentioned a nice 2% increase this quarter, or a 2% [Unintelligble] at the CMS impact. Do you have what it was for the full year, and do you expect this to more sort of improvement or maybe a little bit better in ‘24? I think using that baseball analogy, we’re on top of the 5th and you get stuff from the bottom of the fourth that wasn’t necessarily in ’23, and maybe it was [Crosstalk]

Chris Reading:	Yes, for sure.

Carey Hendrickson:
Yes, right. So, for 2023 on that, if you take all the categories except for Medicare and combine them on the combine basis, they were up about 1.5% in 2023. So, that actually accelerated in the fourth quarter being at 2.1%.

Larry Solow:	Right.

Carey Hendrickson:	So, it’s been accelerating as the years gone long. I think - I’m sorry. Go ahead, Larry.

Larry Solow:	No, no. Go ahead. Yes, go ahead

Carey Hendrickson:
I think as we look at ‘24, you asked about that. What we will do from a Medicare perspective, right? If Medicare - we’re just going to be down 3.5%, if we do 1.5% to 2% of an increase in these other categories combined, that would make our rate next year flat, and I think we can do that or maybe even a little bit better.

Larry Solow:
Got it. Okay. I’m with the CMS rate cut. I guess 3.5% sounds like that there’ll be no relief on that coming. That’s probably not going to get together in the public that’s the only thing there, but Chris, can you just remind us? I know these cuts, they’re sort of in [Unintelligible] because these guys were on shifts sort of more on the general practitioner while maintaining sort of budget neutrality, but what’s the outlook going forward? Are we pretty much at the end of that? Do you expect more cuts potentially in ‘25 or how do you guys do that?

Chris Reading:
Yes. I don’t know, Larry. I mean, trying to predict what the CMS does or the Federal Government does, a little bit of a hard job, but I think towards the end, I think we’ll get back into a more normal pattern as we go forward with small increases every year. I think people understand that they’re picking on the wrong guys and this isn’t sustainable to have three-sequential years of cuts, and that’s what I believe. So, we’ll see what happens.

Larry Solow:	Got it, okay. Great. I appreciate the thought. Thanks.

Chris Reading:	Thank you.

Carey Hendrickson:	Thanks, Larry.

Operator:	We’ll take our next question from Joanna Gajuk with Bank of America. Your line is open.

Joanna Gajuk:	Hi, good morning. Thank you so much for taking the questions here.

Chris Reading:	Morning.

Joanna Gajuk:
Hey. So, I guess, a couple of things, when it comes to these assets that you’ve outlined, your list of the contributions from acquisitions that you expect to close, later this year or this year to the first half of July. I’ve listed it as one of the items, but it was one of the last items on that list. So, she released these as implied assets she’s talking about here versus the 5.2 million. I could tell when you have to overcome year over year that there will be a contribution from [Unintelligible]. It’s kind of a smaller items. So, are you willing to quantify that or quantify some of these other things you’ve listed there as assets?

Carey Hendrickson:
Joanna, you know, you could appreciate there’s a lot of flips and takes. We didn’t provide specifics about any of the items and their dollar amounts and impact just to know that there are things - and some will get more on than we would anticipate and on the others it may not be quite as much. So, we didn’t want to specifically talk about dollars related to each one of those items. On the acquisitions, I talked a little bit about that in here just a bit - these are ones that are kind of are normal course, if you will, between $1 and $3 million EBITDA for a total enterprise basis, and then we are going to have our ownership percentage of those, which typically is somewhere around 60, 70, 80%, and so, I think you can get some feel for what the amounts are, they are related to that, but we believe we’ll have some beyond what we have put in the guidance beyond the first half of the year that will close later in the year, and those can have impact.

Their impact won’t be significant though, because the later in the year you go, the later - the less impact those have in ‘24.

Joanna Gajuk:
All right, that’s helpful. I guess, on the guidance [Unintelligible] what do you [Unintelligible] for volume? So I’m, for sure, you highlighted that Q1 will have a tough comp, but I guess what was the same store I guess volume growth for 2023, the full year, and then how do you think about volume, you know, same storethat keeps growing for this full year ‘24?

Carey Hendrickson:
Yes, I mean, we hope to have strong volume. Really, that’s going to be - that’s one of those factors that we have an amount to plan, and we - it’s a nice mid-single digit kind of growth number, 3-5% probably growth for our existing clinics, and we think that’s achievable in 2024.

Joanna Gajuk:
Okay, thank you. And last one, I’ll follow up on the discussion around pricing and the commercial traction there. Can you talk about the Worker’s Comp? I guess, two things, [Unintelligible] getting there and also the mix that you include or increase in the Worker’s Comp mix, and I get that, that will be helping that, the average rate as well, right?

Carey Hendrickson:
Yes, the mix has stayed pretty consistent. The good news is we’re growing - the other categories - you know, well too. So, Worker’s Comp is growing. It’s had really nice increases that so has commercial, so is Medicare. We’ve just had a lot of patient volume growth across the mix of categories.

The mix hasn’t changed that much, and the Worker’s Comp rate though is continuing to improve. It’s higher than ‘23 than it was in ‘22, and we’re hoping it will continue to be like that as we go forward. We’re negotiating rates on Worker’s Comp just like we are in others as well, so.

Joanna Gajuk:
Thank you so much. Just squeeze a very last one. Sorry about that and thank you for taking the question. The comments around margin, so these were on growth margin, when you talk about keeping it flat or even expanding. Any comments around the corporate level cost? You know, how you should think about the number going forward, I guess, it picked up a little bit in Q4, I guess [Unintelligible] $13.9 million corporate [office] growth. So, how should we think about that number going forward? Thank you.

Carey Hendrickson:
I think we’ve consistently, we’ve been between 8.5% and 9% of total net revenue on net corporate cost number for several years, and I think that’s how to think about it, is as a percent in that revenue, because we do have to add some additional cost related to  clinics that we add as we go forward. So, I think, thinking of it, that 8.5-9% of net revenue, total revenue number [Audio Gap]. Joanna?

Operator:	And we’ll take our next question from Jared Haase with William Blair. Your line is open.

Carey Hendrickson:	Jared?

Jared Haase:
Thanks for taking the question. First and foremost, and maybe just picking with sort of the levers from a margin perspective, and maybe thinking over the next couple of years, I was curious to think about just how the trends from the hiring and staffing perspective I think in recent quarters, you talked about a little bit of the shift in the mix to PT assistants. So, I’m just kind of curious to kind of hear how you’re thinking about that mix and sort of the availability from the staffing and labor perspective. Any trends there to call out from an operating cost perspective?

Chris Reading:
Yes, I would just say this. The market continues to be tight, but I wouldn’t call it unforgiving for our recruiting team here combined with the partners locally. Our Ops folks, everybody is working together to do a good job to get new clinicians into the company. We’re not - we’ve always been a PT centered company. More licensed therapists, considerably more than PT assistants, who are so also licensed positions. Look, if we have a good opportunity with a great PT assistant, we’re not going to probably pass on it either. So, the relationships have been reasonably steady between PT and PTA the last year. If we can improve those a little bit. Really, where we’re just have to be sensitive to how we  schedule more than anything, with respect to Federal patients. But markets, it’s competitive market but we’re doing okay. Eric, anything you want to add to that.

Eric Williams:
No, I think you summed it up very well. We continue to invest in additional resources as the company grows to help us in our recruiting perspective. Our clinical turnover number this year was the lowest number we’ve had in five years, and it was 1.5 percentage points better than 2022 which also helped us from a business perspective. So, we continue to get better from retention perspective, and we continue to get better in terms of our ability to source licensed staff across the organization.

Jared Haase:
Helpful. Then, you’re kind of sticking with theme of levers for margin expansion. Another area I was hoping to hear an update on was - in fact, you kind of talked about rolling out group purchasing across the platform. So, I was just hoping to hear a little bit more color in terms of you just helped penetrated that across your footprint of clinics, and then to what extent you see any kind of incremental leverage or opportunities from continuing to consolidate purchasing.

Chris Reading:
Yes. I mean, you have two unfortunately diverging factors. You have the rollout of group purchasing which we’ve done and is pretty complete. Then you have, overlayed on that, just general inflation. So, I think it was the right thing to do. I think it was smart to do. We didn’t get it done Day 1 last year so it rolled out across the year. So, we’ll see that carry forward. You saw some of that, probably a small, small part of that show up on our total cost per visit last year. But look, inflation has been a little challenging too. So, I’m sure that what we’ve got, we game some of that back in inflation. So, that’s not a big lever. Our big focus is driving additional volume to our facilities, which give us a little overhead coverage and help us be a little bit more efficient, and that’s really what it comes down to more than anything else.

Carey Hendrickson:
Yes. And Jared, just to add on that, I will say that you do gain operating leverage as you increase your volumes at your existing clinics because the fixed cost remain relatively the same, right? So, the incremental margin on those extra visits is higher than your overall margin. So that should help us as we go forward. If we can keep those costs in line or maybe even a little bit better on a per visit basis as we go forward, which I think we can do.

Jared Haase:
So, again, very helpful color. Maybe we’ve kind of talked around - some of the questions take us to the outlook in 2024. I guess maybe just to put a fine print on. When we think about kind of the low to high end of the range for adjusted EBITDA for 2024, is the biggest swing factor, in your opinion, just sort of tightening related to - when you complete - do you have [any idea] that are assumed in that outlook? Is there potentially some variance in your assumptions around the rate trends for the year? I would just love to unpack a little bit about that in terms of just what kind of drives that variance from the low to the high end.

Chris Reading:
Let me give Carey a break. I’m going to take that. Guys, when you run a company, there are things every day that happen and you try to control as many things as you can. You try to have a great crystal ball. When you’re running close to 700 facilities and you’re delivering care, I mean, it’s not all 1+1=2 every day. So, we have a series of things that we’re very familiar with that we have to do well. We have to drive additional volume, volume that we’re projecting for July, August, and September of the year ahead. We have to get contracts updated and renewed, and carry those contracts forward, and bring in relatively the same mix or a slightly better mix of patients than we’ve had. None of that is certain. All of that requires an inordinate amount of work on everybody’s part, clinically, locally and operationally. Then we have the timing of acquisitions which as you point out has some effect. You roll that altogether and we’ve given you the guidance that we’ve given you. We think we can do better than the bottom and we think we’ll be somewhat in that range and we’ll update as the year goes on according to how things are going if we feel like we need to guide the market in a particular direction. That’s really all I can tell you right now. We’re early in the year. We’re off to a reasonably good start albeit a little weather in January but I think we can overcome that. We plan to overcome it as the year goes on. I wish I can tell you more about it but it doesn’t really work that way when you’re in real life.

Jared Haase:	Appreciate all the details.

Operator:	Once again if you would like to ask a question, please press *1. We’ll take our next question from Mike Petusky with Barrington Research. Your line is open.

Chris Reading:	Hey, Mike. Morning. Hi.

Mike Petusky:	Good morning. Can I actually get the - I don’t think you guys mention it, the actual payer mix for the quarter.

Carey Hendrickson:   Sure, yes, for the quarter. For the quarter, it was pretty similar. We had about 48% commercial, 9-1/2%worker’s comp and then Medicare, personal injury, self-pay make up the rest.

Mike Petusky:	Carey, I’m sorry. At least on my end, you broke on worker’s comp. How much was workers comp?

Carey Hendrickson:    Workers comp was 9-1/2%.

Mike Petusky:	Okay.

Carey Hendrickson:    The 48% commercial, 32% Medicare, 9-1/2% for worker’s comp and then the other categories make up the rest.

Mike Petusky:
Okay. I guess maybe for Chris or somebody else in the room. On worker’s comp, I know you guys have expressed maybe over the last two to four quarters some optimism around possibly changing the trajectory there and getting that back up into the low double digit range. Is that optimism still there or that just a tough needle to move because at one time you did have that probably 12, 14% of overall revenue.

Chris Reading:
Yes, it’s not dead yet, Mike, but it’s a tough lift and when you’re growing and we’ve been able to grow the whole business, it’s tough to outgrow just one category but we’ve done a lot of training. We’ve signed a lot of new contracts that should drive additional volume. Our partners are focused on it. Eric, do you want to weigh in?

Eric Williams:
Yes, there were a lot of new agreements that we signed and a lot of those took place at the tail end, late Q3 and Q4 so we actually did see a pickup in Q4 last year. In Q4, work comp was 9.2% of our mix so off a point from we were. I think the work and the things that we actually queued late in ’23 are going to pay dividends to us in 2024 and there’s a handful of additional agreements that are in process that will also get executed as we go through first quarter and the second quarter that will pay dividends for us we believe in the back part of the year. This is an area we continue to really focus hard on, not just from a volume perspective but from a rate perspective as well and do we get a nice pickup in rate year-over-year for our work comp business. Opportunity there but as Chris pointed out, when the whole business is growing, it’s really hard to outkick those other categories on a significant basis but we are making progress here and we expect better things in 2024.

Mike Petusky:
Okay, all right, great. Can I just a quick question I guess on the lack of action of Washington and just the CMS cut this year. I know Chris that you’re very connected and a leader in the industry. Is there an argument to go back to CMS if you look at 25 and essentially say, “Look, we really sort of taken it for the last few years here,” and essentially make the argument that there was no relief in ’24, and that the streak should end at this point. I mean, has there been any talk I guess in - within the industry that there’s got to be an end to this?

Chris Reading:
Yes, there’s a lot of talk in the industry, I would tell you. CMS is a frustrating play. We seem to have a lot more empathy in Congress. We’re actually going to be in D.C., Nick and I. Nick, who serves as the executive director for APTQI, who also works with us, and a lot of our member companies’ CEOs will be in Washington in another month or so. And we’ll meet with MedPAC to talk about some of their scoring and their lack of ability to score true savers in the system. Like for instance, fall prevention is a saver. We know that if you can prevent a fall, we know measurably what the downstream savings look like and their spectacular level of savings. Based on the rules - again, we’re talking about the federal government now and everything’s got a million rules associated with - based on the rules, MedPAC isn’t able to score a saver as a saver. They have to score it as a cost or - it’s like it’s a new add even though it is  the prevention of a massive downstream expense. It doesn’t make sense. So, there’s a lot of coordination that needs to occur between the lawmaking side and the rulemaking side of government and CMS.

So, yes, we’re going to continue to beat the drum. We’re going to continue to work with the APTA and APTQI and all the constituents and all the good people that I get to work with in those two organizations to push hard, and I think we will come out the other side and be okay. But to say it’s not frustrating would be an understatement. I mean, it’s been a frustrating period, but I think in everyone’s heart, they know that physical therapy - and statistically, and according to a lot of good studies that are out right now, physical therapy is - should be the entry point for muscular-skeletal care. If it is, it takes a massive amount of cost. And so, we’re going to continue to beat that drum.

Mike Petusky:	[Audio Gap] an ability to…

Chris Reading:	Absolutely predict what happened, I would say, is not great but we’re [Audio Gap]. Did I lose you?

Mike Petusky:
Oh, no. No, I think I lost you. But thank you, that’s great. And just one quick one. On the M&A that’s included in the guidelines, that’s all - I’m assuming that’s all PT and no injury prevention? Is that correct?

Chris Reading:	Don’t make that assumption.

Mike Petusky:	Okay, fair enough. Alright, thank you so much and nice finish to the year. Thanks.

Chris Reading:
Now, we’ll save it for everybody’s benefit. I mean, statistically speaking, while we’ve been active in injury prevention and expect to continue to be active, the majority of the deals that we get done are in the PT space, but you can expect us to be active in both.

Mike Petusky:	Thanks.

Carey Hendrickson:	Thanks, Mike.

Chris Reading:	Sure.

Operator:	And it appears that we have no further questions at this time. I will now turn the program back over to our presenters for any additional or closing remarks.

Chris Reading:
We really truly appreciate your time and attention this morning. Carey and I are available later to answer questions, either today or later this week or next week. We appreciate your interest, and we hope you have a great day. Bye now.

Carey Hendrickson:	Thanks, everyone.

END